Exhibit 4.1

FIRST AMENDMENT TO PROMISSORY NOTE

THIS FIRST AMENDMENT TO PROMISSORY NOTE (“Amendment”) is entered into effective as of February 13, 2017 (the “Amendment Date”) by and between Business Across APS (“Borrower”) and Ominto, Inc. (“Lender”). Borrower and Lender are sometimes referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Borrower and Lender are parties to that certain Promissory Note dated December 13, 2016 with an aggregate principal amount of USD 900,000 (the “Note”);

WHEREAS, Borrower and Lender desire to amend certain terms of the Note in accordance with the terms set forth in this Amendment.

AMENDMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	AMENDMENT

1.1	All references in the Note to “February 14, 2017” are hereby deleted and replaced with “February 14, 2018”.

1.2	Except as expressly amended herein, all of the terms and provisions of the Note shall remain in full force and effect and are hereby certified and confirmed in all respects.

[Remainder of Page Intentionally left Blank; Signature Page to Follow]

In WITNESS WHEREOF, the Parties have duly executed this Amendment as of the Amendment Date.

BUSINESS ACROSS APS

By:	/s/ Villads Vest -Hansen
Print Name:	Villads Vest-Hansen
Title:	Director

OMINTO, INC.

By:	/s/ Raoul Quijada
Print Name:	Raoul Quijada
Title:	Chief Financial Officer

Signature Page to First Amendment to Promissory Note